EX-99.77C  VOTES

Shareholder Voting Results

     On December 28, 2004, a special shareholder meeting was held. Shareholders of record on November 2, 2004, were entitled to vote on the proposals described below.

1.   To elect a Board of Directors as follows:

                                                Votes             Votes
Director                                         For             Withheld

Dianne M. Orbison                          761,817,916.410    35,602,878.489

William C. Melton                          764,020,888.129    33,399,906.770

Ralph D. Ebbott                            761,070,521.285    36,350,273.614

Dorothy J. Bridges                         764,806,678.423    32,614,116.476


2. To approve an amended investment advisory agreement between the Fund and Advantus Capital Management, Inc., that would increase the advisory fee payable to Advantus Capital by each such Portfolio.

                                 Votes            Votes            Votes
                                  For            Against          Abstain

Advantus Bond Portfolio     176,650,525.429   22,811,965.738   9,694,888.003

Advantus Index 400
  Mid-Cap Portfolio          45,289,458.868   10,075,094.671   1,774,453.102

Advantus Index 500
  Portfolio                 137,654,498.564   28,952,600.838   8,472,756.210

Advantus Money Market
  Portfolio                  74,508,539.462    6,587,073.225   6,595,993.599

Advantus Mortgage
  Securities Portfolio      146,795,174.450   13,197,007.049   8,122,853.880

Advantus Real Estate
  Securities Portfolio       37,392,903.133    5,852,223.327   2,373,674.463